Exhibit 10.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

CO-DEVELOPMENT AND DISTRIBUTION AGREEMENT

This Co-Development and Distribution Agreement (this “Agreement”) is made and entered into as of the 27th day of February, 2018 (the “Effective Date”) by and between Leading BioSciences, Inc., a corporation organized under the laws of Delaware having its office at 5800 Armada Drive, Ste. 210, Carlsbad, CA 92008 (“LBS”), and Biolead Medical Technology Limited, a limited company organized under the laws of the Hong Kong. LBS and Newsoara (defined below) are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, LBS Controls (as defined below) certain Patent (as defined below) rights and Know-How (as defined below) relating to, and is the manufacturer of, the Product (as defined below);

WHEREAS, LBS desires to grant to Newsoara (as defined below) certain rights to co-develop and Commercialize (as defined below) the Product in the Territory (as defined below);

WHEREAS, Biolead Medical Technology Limited is in the process of establishing a foreign invested joint venture (“FIJV”) in the People’s Republic of China (“China”), which will upon due formation, organization and receipt of necessary government approvals be assigned the rights granted by LBS to Newsoara hereunder and which will assume all obligations and liabilities under this Agreement;

WHEREAS, the Parties anticipate that by entering into this Agreement and carrying out their respective obligations, each will make a reasonable commercial return;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

The terms defined in this Article 1 and throughout the Agreement, whether used in the singular or plural, shall have the meanings set forth herein.

1.1              “Additional Indication” shall mean any indication other than the Initial Indication.

1.2              “Affiliate” shall mean, with respect to a particular Person, any other Person that directly or indirectly is controlled by, controls or is under common control with such Person. For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to a particular Person that is an entity, means (a) if such Person is a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors of such Person, (b) if such Person is a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests of such Person or (c) the power to direct the management and policies of such Person. […***…].

1.3              “Applicable Laws and Guidelines” shall mean all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, orders, decrees and guidelines of all applicable governmental authorities or agencies in a territory, jurisdiction or region, including without limitation (a) all applicable national, federal, provincial, state and local laws, regulations and guidelines of the Territory and (b) all regulations or guidelines of any applicable Regulatory Authority, including GLP, GCP and GMPs.

***Certain Confidential Information Omitted

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1.4              “Auditor” shall have the meaning set forth in Section 5.7(b).

1.5              “Calendar Quarter” shall mean any consecutive three (3)-month period beginning on January 1, April 1, July 1 or October 1.

1.6              “CFDA” shall mean the China Food and Drug Administration or any successor entity thereto.

1.7              “Change of Control” shall mean (i) the acquisition, directly or indirectly, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.8              “Claims” shall have the meaning set forth in Section 11.1.

1.9              “Clinical Trials” shall mean any human clinical study of a pharmaceutical product.

1.10            “Commercialization” shall mean all activities, whether initiated or conducted prior to or following receipt of Regulatory Approval and, if necessary, Reimbursement Approval for the Product in any jurisdiction in the Territory, undertaken relating to the launch or sale of the Product, including (a) distribution, offer for sale, sales, promotion and marketing, medical affairs, and managed markets, (b) to the extent necessary to sell such Product, regulatory activities, including the filing, obtaining and maintenance of Regulatory Filings, and the filing and obtaining of Reimbursement Approval for the Product, filing of annual updates, payment of product and establishment fees, and (c) other similar activities directly relating to the Product anywhere in the Territory. “Commercialization” shall exclude Development activities, and when used as a verb, “Commercialize” means to engage in Commercialization activities.

1.11            “Commercialization Costs” shall mean the actual internal and out-of-pocket costs incurred by Newsoara and its Affiliates in connection with Commercialization activities for the Product.

1.12            “Commercialization Period” shall have the meaning set forth in Section 3.4(a).

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1.13            “Commercialization Plan” shall mean a plan (to be updated as set forth in Section 3.4(b)) that details the Commercialization activities to be conducted with respect to the Product in the Territory during the Term and the associated budget, which plan will outline the overall strategic Commercialization objectives and activities (including advertising, education, planning, promotion, medical affairs and managed markets) for the Product in the Territory, and the related budget for both pre-launch and post-launch general Commercialization objectives and activities for the Product.

1.14            “Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligations under this Agreement, the level of efforts required […***…].

1.15            “Competing Product” means a product that (i) […***…], (ii) […***…], which is the active pharmaceutical ingredient of the Product, or (iii) […***…].

1.16            “Confidential Information” shall mean, with respect to a Party, all information not known to the general public or of a confidential nature that is disclosed (in writing, verbally, electronically, or by any other means directly or indirectly) by such Party to the other Party after the Effective Date, including, without limitation, any information relating to (a) the Development, Manufacture, testing, Regulatory Approvals for, Customers of, use or Commercialization of the Product, and (b) such Party’s Inventions, discoveries, data (including pre-clinical and clinical data), improvements, or modifications to the Product and finances, operations, processes, plans, product information, Know-how, trade secrets, market opportunities, customer and supplier information and business affairs. In addition to the foregoing, Confidential Information shall include any information disclosed (in writing, verbally, electronically, or by any other means directly or indirectly) by one Party to the other Party prior to the Effective Date under any confidentiality and/or non-disclosure agreement entered by the Parties prior to the Effective Date.

1.17            “Control” shall mean possession of the ability to grant a license, sublicense or access as provided for under this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party or (b) increasing at any time the amount of any payments required under any such agreement or arrangement.

1.18           “Cover(ed)” shall mean, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the Manufacture, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

***Certain Confidential Information Omitted

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1.19            “Customer” shall mean a potential or actual purchaser of the Product from Newsoara or Newsoara’s Affiliates or distributors, or LBS or LBS’s Affiliates or distributors, as the case may be.

1.20            “Development” shall mean all non-clinical and clinical drug development activities, each to the extent reasonably relating to the development of the Product in the Territory. Development shall include toxicology, pharmacology, and other non-clinical efforts, test method development and stability testing, manufacturing process development with respect to LBS only, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, the conduct of Clinical Trials or other activities, including regulatory activities, relating to obtaining Regulatory Approval. When used as a verb, “Develop” means to engage in Development activities.

1.21            “Development Costs” shall mean the actual internal and out-of-pocket costs incurred by Newsoara and its Affiliates in connection with Development activities for the Product.

1.22            “Development Plan” shall mean a plan, agreed upon by the Parties in writing, and as amended from time to time, that details the Development activities for the Territory to be conducted pursuant to this Agreement with respect to the Product during the Term and the associated budget, which plan will outline the strategic Development objectives and activities for the Initial Indication and any Additional Indications for the Product in the Territory.

1.23            “Development Milestone(s)” shall have the meaning set forth in Section 5.2(a).

1.24            “Disclosing Party” shall have the meaning set forth in Section 12.1(a).

1.25            “Dispute” shall have the meaning set forth in Section 13.1.

1.26            “FCPA” shall have the meaning set forth in Section 8.3(b).

1.27            “FDA” shall mean the United States Food and Drug Administration or any successor entity thereto.

1.28            “Field” shall mean any and all indications.

1.29            “First Commercial Sale” shall mean the first sale of the Product invoiced to a Third Party Customer in the Territory after Regulatory Approval of the Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority in the Territory. The First Commercial Sale shall be deemed to have occurred upon the date of issuance of the invoice for such sale to such Third Party Customer.

1.30            “FIJV” shall mean the Foreign Invested Joint Venture being formed by Newsoara to develop and commercialize the Product within the Territory.

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1.31            “GCP” shall mean the standards, practices and procedures related to the conduct of Clinical Trials set forth by the International Conference on Harmonisation and similar regulatory requirements imposed by any Regulatory Authority in the Territory and (as applicable) any equivalent or similar standards in other jurisdictions, to the extent that such standards are applicable in the jurisdiction in which the relevant Clinical Trial is conducted or required to be followed in the jurisdiction in which Regulatory Approval of a product will be sought.

1.32            “Generic Competitor” shall mean with respect to the Product, a non-proprietary product: (a) with […***…] as the Product; (b) that has obtained Regulatory Approval from the applicable Regulatory Authority solely by means of an abbreviated procedure for establishing equivalence to the Product; and (c) is legally marketed in such country by or under the authority of an entity other than Newsoara, its Affiliates or sublicensees.

1.33            “GLP” shall mean the standards, practices and procedures related to the conduct of laboratory practices set forth by the International Conference on Harmonisation and similar regulatory requirements imposed by any Regulatory Authority in the Territory.

1.34            “GMPs” shall mean the current good manufacturing practices set forth by the International Conference on Harmonisation and similar requirements imposed by any Regulatory Authority in the Territory that are applicable to the Product.

1.35            “Government or Public Official” shall have the meaning set forth in Section 8.3(b).

1.36            “Gross Sales” shall mean gross amounts invoiced or otherwise billed by Newsoara or any of its Affiliates or sublicensees for sales or any other commercial disposition of the Product in an arm’s-length transaction.

1.37            “IFRS/IAS” shall mean the International Financial Reporting Standards and International Accounting Standards.

1.38            “IND” shall mean any investigational new drug application, Clinical Trial application, Clinical Trial exemption or similar or equivalent application or submission (including investigator-initiated applications) for approval to conduct human Clinical Trials filed with or submitted to a Regulatory Authority in the Territory in conformance with the requirements of such Regulatory Authority.

1.39            “IND Filing” shall mean, with respect to an IND for a Product, the submission or filing with the CFDA in writing of a dossier submitted to the CFDA for such IND.

1.40            “Indemnitee” shall have the meaning set forth in Section 11.4.

1.41            “Indemnitor” shall have the meaning set forth in Section 11.4.

1.42            “Initial Deposit” shall have the meaning set forth in Section 5.1.

1.43            “Initial Indication” shall have the meaning set forth in Section 3.2(a).

***Certain Confidential Information Omitted

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1.44            “Initial Indication Diligence Milestones” shall have the meaning set forth in Section 3.2(c).

1.45            “Inventions” shall mean any and all Know-How, developments, inventions or discoveries conceived, reduced to practice, made or developed by or on behalf of a Party or its Affiliates.

1.46            “JSC” shall have the meaning set forth in Section 3.1.

1.47            “Joint Patents” shall have the meaning set forth in Section 10.4(b).

1.48            “Joint Technology” shall have the meaning set forth in Section 10.4(b).

1.49           “Know-How” shall mean all non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, whether or not patentable, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data (including pharmacological, medicinal chemistry, biological, chemical, biochemical, safety, toxicological and clinical study data), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.50            “LBS Know-How” shall mean all Know-How related to the Development or Commercialization of Product (including information not Covered by the LBS Patents) and any Inventions, in each case that are Controlled by LBS or its Affiliates as of the Effective Date or that come to be Controlled by LBS or any of its Affiliates at any time during the Term and are reasonably necessary or useful to Develop or Commercialize the Product in the Territory. For clarity, LBS Know-How excludes LBS Patents.

1.51            “LBS Patents” shall mean the Patents owned or Controlled by LBS or any of its Affiliates as of the Effective Date or that come to be Controlled by LBS or any of its Affiliates at any time during the Term and that are related to the Development or Commercialization of the Product, including but not limited to those Patents set forth on Appendix A. For clarity, LBS Patents exclude the Joint Patents.

1.52            “LBS Technology” shall mean, collectively, the LBS Patents and the LBS Know-How.

1.53            “Losses” shall have the meaning set forth in Section 11.1.

1.54            “Manufacture” or “Manufactured” means making and having made the Product, including any and all operations in the acquisition of materials and the production, testing, warehousing, packaging, labeling and, as applicable, release to the market.

1.55            “Manufacturing Right” shall have the meaning set forth in Section 2.2.

1.56            “Manufacturing Right Notice” shall have the meaning set forth in Section 2.2.

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1.57            “NDA” shall mean a new drug application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the CFDA, or the equivalent application filed with any equivalent agency or Regulatory Authority in the Territory.

1.58            “NDA Submission” shall mean the submission of an NDA to the CFDA (or any equivalent agency or Regulatory Authority in the Territory) in writing.

1.59            “Net Sales” shall mean Gross Sales less the following, to the extent specifically related to the Product and actually allowed, incurred or paid by Newsoara or any of its Affiliates or sublicensees: […***…], all as determined in accordance with IFRS/IAS, on a basis consistent with Newsoara’s annual audited financial statements. Net Sales shall be accounted for in accordance with IFRS/IAS. Net Sales shall exclude […***…] shall be excluded from the computation of Net Sales, and […***…]. Net Sales shall not include, and no royalty shall be due on, […***…].

1.60            “Newsoara” shall mean as the context requires collectively Biolead Medical Technology Limited and the FIJV.

1.61            “Newsoara Know-How” shall mean all Know-How related to the Development or Commercialization of Product (including information not Covered by the Newsoara Patents) and any Inventions, in each case that are Controlled by Newsoara or its Affiliates as of the Effective Date or that come to be Controlled by Newsoara or any of its Affiliates at any time during the Term. For clarity. Newsoara Know-How excludes Newsoara Patents.

1.62            “Newsoara Patents” shall mean any and all: (a) Patents that are owned or Controlled by Newsoara or its Affiliates as of the Effective Date that Cover the Product inside or outside the Territory; and (b) other Patents that come to be Controlled by Newsoara or any of its Affiliates during the Term that Cover the Product inside or outside the Territory.

1.63            “Newsoara Technology” shall mean, collectively, the Newsoara Patents and the Newsoara Know-How.

***Certain Confidential Information Omitted

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1.64            “Patent” shall mean any and all patents and patent applications and (a) any foreign, national, international or regional counterparts thereof, (b) all divisionals, continuations, continuations in part thereof or any other patent or patent application claiming priority directly or indirectly to (i) any such specified patents or patent applications or (ii) any patent or patent application from which such specified patents or patent applications claim direct or indirect priority, and (c) all patents issuing on any of the foregoing, and any foreign, national, international or regional counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign, national, international or regional counterparts thereof.

1.65            “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Regulatory Authority, association or other entity.

1.66            “Phase II Clinical Trial” shall mean a Clinical Trial that would satisfy the requirements of the equivalent in the Territory of 21 C.F.R. § 312.21(b).

1.67            “Phase III Trial” shall mean a controlled or uncontrolled human Clinical Trial of a Product that would satisfy the requirements of the equivalent in the Territory of 21 C.F.R. § 312.21(c).

1.68            “Phase III Trial Initiation” shall mean enrollment of the first patient in a Phase III Trial.

1.69            “Phase III Trial Completion” shall mean, with respect to a particular Product, that a Phase III Trial has achieved database lock.

1.70            “Product” shall mean pharmaceutical product that contains […***…], as further described on Appendix B. For clarity, Product excludes […***…].

1.71            “Quality Agreement” shall mean an agreement whereby the Parties define their respective responsibilities in relation to GMPs and quality matters, Specifications, release and the supply of the Product, entered into pursuant to Section 6.1.

1.72            “Receiving Party” shall have the meaning set forth in Section 12.1(a).

1.73            “Regulatory Approval” shall mean any and all approvals, licenses, registrations, or authorizations of any country, national, federal, supranational, provincial, state or local Regulatory Authority, department, bureau or other government entity that are necessary for the Manufacture, use, storage, import, transport, marketing, distribution and/or sale of a Product in the applicable jurisdiction.

1.74            “Regulatory Authority” shall mean the FDA and any other governmental regulatory authority or agency involved in regulating any aspect of the Development, Manufacture, approval, sale, pricing, reimbursement, distribution, packaging, use or Commercialization of the Product anywhere in the world, including the CFDA, the National Development and Reform Commission of China, the Ministry of Human Resources and Social Security and their local counterparts.

***Certain Confidential Information Omitted

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1.75            “Regulatory Filings” shall mean any and all regulatory applications, filings, approvals, registrations and associated correspondence submitted to or received from a Regulatory Authority to further the Development or Commercialization of the Product in the Territory.

1.76            “Reimbursement Approval” shall mean any and all pricing and/or reimbursement approvals, licenses, registrations, or authorizations of any country, national, federal, supranational, provincial, state or local Regulatory Authority, department, bureau or other government entity relating to the sale or transfer of a particular Product in the applicable jurisdiction in the Territory.

1.77            “Sales Milestone” shall have the meaning set forth in Section 5.2(b).

1.78            “Sales Report” shall have the meaning set forth in Section 5.5.

1.79            “Senior Executives” shall have the meaning set forth in Section 13.1.

1.80           “Specifications” shall mean the written standards established for the characteristics, quality, and quality-control testing of the Product, and its constituents, components and packaging. Copies of such Specifications, as amended from time to time during the Term, shall be maintained by both Parties and shall become a part of the Quality Agreement as if incorporated therein.

1.81            “Supply Agreement” shall have the meaning set forth in Article 4.

1.82            “Technical Transfer Agreement” shall have the meaning set forth in Section 2.2.

1.83            “Term” shall have the meaning set forth in Section 9.1.

1.84            “Territory” shall mean the People’s Republic of China, including the Hong Kong Special Administrative Region and the Macao Special Administrative Region, but excluding Taiwan, for the purpose of this Agreement.

1.85            “Third Party” shall mean any Person other than Newsoara, LBS, or their respective Affiliates.

1.86            “Transfer Price For Commercial Product” shall have the meaning set forth in Section 4(a).

1.87            “Transfer Price For Investigational Product” shall have the meaning set forth in Section 4(b).

1.88            “Valid Claim” shall mean:

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(a)               any claim within an issued and unexpired Patent that (i) is not expired, lapsed or abandoned, (ii) is not dedicated to the public, disclaimed or admitted to be unenforceable or invalid, and (iii) has not been invalidated, held unenforceable or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer or otherwise; and

(b)               any claim within a Patent application that (i) is not abandoned or lapsed; (ii) is not dedicated to the public, disclaimed, or admitted to be unenforceable or invalid; (iii) has not been invalidated, held unenforceable or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, interference, re-examination, reissue, disclaimer or otherwise and (iv) has been pending for no more than […***…] from the date of filing of such application as a utility, non-provisional application.

1.89            “Withholding Tax” shall have the meaning set forth in Section 5.8.

2.	APPOINTMENT; EXCLUSIVITY

2.1              Appointment as Exclusive Distributor in Territory. Subject to the terms and conditions of this Agreement, LBS hereby appoints Newsoara, and Newsoara hereby accepts the appointment, to act as the exclusive distributor to Commercialize the Product in the Territory during the Term.

2.2              Exclusive Supplier; Manufacturing Rights. Subject to the terms of this Section 2.2, the Parties hereby acknowledge that initially LBS is the exclusive supplier of all of Newsoara’s requirements for the Product within the Territory. LBS may use one (1) or more Third Party manufacturers to satisfy any of its obligations to Manufacture, package, release and ship Product under this Agreement. During the Term, Newsoara may request the right to Manufacture the Product in the Territory subject to the remainder of this Section 2.2 (the “Manufacturing Right”), by providing written notice to LBS (the “Manufacturing Right Notice”). Promptly after providing the Manufacturing Right Notice, Newsoara shall demonstrate to LBS’s reasonable satisfaction that: (a) Newsoara or its Third Party manufacturer is qualified with CFDA to Manufacture pharmaceutical products in the Territory and (b) Newsoara or its Third Party manufacturer has adequate capacity to Manufacture all desired quantities of Product for Newsoara’s Development, Commercialization and other exploitation of the Product in the Territory. Upon LBS’s confirmation of such demonstration by Newsoara, the Parties shall enter into an appropriate technical transfer agreement (the “Technical Transfer Agreement”). LBS shall not refuse to or delay to confirm such demonstration, or refuse to or delay to grant the Manufacturing Right to Newsoara without any reasonable technical cause. LBS shall not request Newsoara to pay any payment (including but not limited to upfront payment, royalty, milestone payment) to LBS, its Affiliates or any Third Party designated by LBS or its Affiliates in addition to the payments under this Agreement, provided however, that (i) the Parties shall agree in the Technical Transfer Agreement to a reasonable number of hours of technical assistance to be provided by LBS to Newsoara […***…] (estimated in good faith to be sufficient to achieve full technical transfer), beyond which number of hours Newsoara would reimburse LBS for its customary hourly rate for employees providing additional technical assistance, and (ii) Newsoara shall bear the travel and lodging expenses of the LBS personnel, including international travel between U.S. and mainland China, and local transportation and lodging in mainland China, provided that (a) Newsoara requests those LBS personnel to assist the technical transfer at the facility in mainland China and (b) travel by air should be in economy class (except as otherwise agreed upon in writing by Newsoara) and the cost estimates for such travel and lodging expenses of the LBS personnel shall require Newsoara’s prior written approval. Following execution of the Technical Transfer Agreement and transfer of the manufacturing process of Product to Newsoara, the license grant in

***Certain Confidential Information Omitted

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Section 10.1 shall extend to permit Newsoara to Manufacture the Product solely at Newsoara’s facility or other facility qualified in accordance with this Section 2.2. Newsoara agrees to supply LBS with certain quantities of Product for LBS’s Commercialization outside of the Territory after the technical transfer from LBS has finished. LBS shall have the right to approve in advance in writing any Third Party manufacturer to be used by Newsoara, and may require as a condition of Newsoara’s exercise of the rights in this Section 2.2 that (a) the Third Party manufacturer enter into a direct agreement with LBS concerning such manufacturer’s rights under the LBS Technology, confidentiality, quality and regulatory matters, and (b) the Third Party manufacturer agree to supply LBS with certain quantities of Product for LBS’s Commercialization outside of the Territory, but shall not require such Third Party manufacturer to pay any payment (including but not limited to upfront payment, royalty, milestone payment) to LBS, its Affiliates or any Third Party designated by LBS or its Affiliates.

2.3              Exclusivity and Territory Restrictions.

(a)              During the Term, unless otherwise agreed in writing by the Parties, Newsoara shall not, and shall ensure that its Affiliates do not: (i) directly or indirectly, on their own or through any Third Party, develop, seek regulatory approval for, sell, distribute or otherwise commercialize in the Territory any Competing Product, other than the Product as provided for under this Agreement; or (ii) directly or indirectly, on their own or through any Third Party sell or distribute the Product outside the Territory or inside the Territory in circumstances in which Newsoara or its Affiliate knows or reasonably should know such Product will be sold or distributed outside the Territory. In the event that Newsoara enters into any agreement with any subcontractor (including any distributor, reseller, manufacturer or wholesaler) in relation to the Product, such agreement shall be in writing, and Newsoara shall include provisions at least as restrictive as those set forth in clause (ii) of this Section 2.3(a), and LBS shall be made an express third party beneficiary of any such agreement with respect to such provisions, with a vested right to enforce such agreements. Newsoara shall not amend or modify such provisions without the prior written consent of LBS. Newsoara shall provide LBS with a copy of the relevant sections of each such agreement promptly after the execution or any amendment thereof.

(b)              During the Term, unless otherwise agreed in writing by the Parties, LBS shall not, and shall ensure that its Affiliates do not: (i) directly or indirectly, on their own or through any Third Party, develop, seek regulatory approval for, sell, distribute or otherwise commercialize in the Territory any Competing Product, other than the Product as provided for under this Agreement; or (ii) directly or indirectly, on their own or through any Third Party sell or distribute the Product inside the Territory or outside the Territory in circumstances in which LBS or its Affiliate knows or reasonably should know such Product will be sold or distributed inside the Territory. In the event that LBS enters into any agreement with any subcontractor (including any distributor, reseller, manufacturer or wholesaler) in relation to the Product, such agreement shall be in writing, and LBS shall include provisions at least as restrictive as those set forth in clause (ii) of this Section 2.3(b). LBS shall not amend or modify such provisions without the prior written consent of Newsoara. LBS shall provide Newsoara with a copy of the relevant sections of each such agreement promptly after the execution or any amendment thereof.

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2.4              Referral of Customers inside or outside the Territory. During the Term, any solicitations or requests received from Customers by Newsoara or its Affiliates to purchase the Product outside the Territory shall be immediately referred by Newsoara to LBS, and any solicitations or requests received from Customers by LBS or its Affiliates to purchase the Product within the Territory shall be immediately referred by LBS to Newsoara.

2.5              Use of Affiliates and Third Party. Newsoara may exercise its rights and perform its obligations under this Agreement by itself or through the engagement of any of its Affiliates or Third Party; provided that Newsoara shall remain responsible for all of its obligations under this Agreement including those that have been delegated or subcontracted to any of its Affiliates or such Third Party and all such delegation and subcontracting shall be pursuant to written agreements consistent with the terms and conditions of this Agreement, and Newsoara shall be fully responsible for any breach of this Agreement by any such Affiliates and provided that Newsoara notifies JSC of the use of such Third Party.

3.	COLLABORATION OF THE PARTIES

3.1              Joint Steering Committee. Within […***…] of the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), consisting of [...***...] representatives of each Party designated in writing. Each Party shall designate [...***...] to serve as […***…] of the JSC. Each Party may change its JSC representatives by written notice to the other Party. The JSC shall oversee Development, Commercialization and Manufacture of the Product in the Field in the Territory. The JSC shall meet at least […***…] times […***…] during the Term, in each case at times mutually agreed upon by the Parties. The JSC shall operate by unanimous consent of its members. Unless otherwise set forth in this Agreement, in the event of a dispute regarding any Development activities related to the Product in the Field in the Territory or the Manufacture of the Product, the position of the members of the JSC […***…]; in the event of a dispute regarding Commercialization activities related to the Product in the Field in the Territory, the position of the members of the JSC […***…]. The JSC shall not have the power to amend or waive compliance with this Agreement.

3.2              Development of the Initial Indication.

(a)              Development Plan for Initial Indication. The Parties will agree upon an initial Development Plan for the initial indication for the Product to be developed for the Territory (the “Initial Indication”) within […***…] of the Effective Date. The Parties intend for the Development Plan to be primarily directed towards Developing the Product for achieving Regulatory Approval in the Territory; if, however, Development activities can be conducted in such a manner as to be useful for achieving Regulatory Approval outside of the Territory without significant additional cost or time or a detrimental effect on achieving Regulatory Approval in the Territory, the Development Plan will include the conduct of activities in such a manner. By means of example but not limitation, if a Clinical Trial can be performed (without significant additional cost) in a way as to monitor an additional data point required by the FDA, but which data point is not required by the CFDA, the Development Plan will include a Clinical Trial design that monitors the additional data point. By further means of example but not limitation, if the CFDA only requires a single Clinical Trial, but the FDA requires a second Clinical Trial with significant additional cost, the Development Plan will not require the conduct of a second Clinical Trial. Unless otherwise agreed by both Parties, the Development Plan shall be in line with the above intention of Parties. Any update or amendment to the Development Plan related to the Initial Indication requires written agreement of the JSC.

***Certain Confidential Information Omitted

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(b)               Development of Initial Indication. Newsoara shall be responsible, at its own expense, (i) for conducting and completing all Development activities required to obtain Regulatory Approval for the Product in the Initial Indication in the Territory consistent with the Development Plan, and (ii) for obtaining Regulatory Approval for the Product in the Initial Indication in the Territory. Newsoara shall have right to obtain Regulatory Approval in Newsoara’s or its Affiliate’s name for the Product in the Initial Indication in the Territory, if it is permitted by Applicable Laws and Guidelines. Newsoara shall use Commercially Reasonable Efforts to conduct and complete the foregoing activities and obtain such Regulatory Approval […***…] following the Effective Date. Newsoara shall conduct all Development of the Product for the Initial Indication in accordance with the Development Plan, Applicable Laws and Guidelines in the Territory and requirements of the Regulatory Authorities in the Territory. Within […***…] of the end of each […***…], Newsoara shall update LBS in reasonable detail in writing regarding any Development of the Product for the Initial Indication in the Territory, which update shall include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Products, and summary of resources (dollar value) spent in such […***…]. Newsoara, in good faith, shall take into consideration any input from LBS regarding Development of the Product for the Initial Indication in the Territory. Upon […***…], Newsoara shall meet with LBS to discuss any matters related to the Development of the Product in the Territory for the Initial Indication. For the avoidance of doubt, LBS and Newsoara shall mutually approve all Clinical Trial plans and protocols with respect to the Product prior to any conduct of any Clinical Trials by Newsoara for the Initial Indication under this Agreement. LBS shall, in accordance with the terms of this Agreement and the Supply Agreement, supply Newsoara with reasonable quantities of Product and placebo as necessary for such Clinical Trials by Newsoara for the Initial Indication and other regulatory sample inspections on the timetable as set forth in the Development Plan.

(c)               Diligence Requirements. Without limiting the generality of Section 3.2(b), Newsoara shall diligently proceed with the Development of the Products in accordance with the following schedule for the Initial Indication (the “Initial Indication Diligence Milestones”):

Milestone Event	Date of Completion
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

[…***…]	[…***…]

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If Newsoara fails to complete an Initial Indication Diligence Milestone by the specified date of completion, Newsoara may extend the date of completion of such Initial Indication Diligence Milestone by […***…].

3.3              Newsoara Development Rights for Additional Indications.

(a)              Development of Additional Indication. Newsoara shall have the right to Develop the Product for Additional Indications in the Territory during the Term. At such time that Newsoara desires to Develop an Additional Indication, Newsoara shall consult in good faith with LBS during meetings of the JSC regarding the selection of such Additional Indication. All Development of the Product for Additional Indications by Newsoara shall be set forth in the Development Plan and mutually agreed in writing by the JSC. Any update or amendment to the Development Plan related to any Additional Indication requires written agreement of the JSC. Newsoara shall conduct all Development of the Product for Additional Indications only in accordance with the Development Plan, Applicable Laws and Guidelines in the Territory and requirements of the Regulatory Authorities in the Territory. The update requirements and other obligations of the Parties with respect to any Additional Indication shall be as set forth above in Section 3.2(b). Upon selection of each Additional Indication, Newsoara shall use Commercially Reasonable Efforts to conduct and complete the foregoing activities and obtain Regulatory Approval for the Product in each Additional Indication in the Territory as soon as possible following the date of such selection.

(b)              Development Costs. Subject to the provisions of Section 3.5 below, all Development Costs incurred in the Development of the Product for the Initial Indication and all Additional Indications in the Territory shall be borne by Newsoara, provided however, LBS shall bear all expenses of LBS’s personnel in connection with the Development of the Product.

3.4              Commercialization.

(a)              Commencement of Commercialization Period. The commercialization period of this Agreement shall commence on the first receipt of Regulatory Approval for the Product in the Territory and continue for the remainder of the Term (the “Commercialization Period”). Newsoara shall notify LBS in writing of the date of the First Commercial Sale within […***…] of the First Commercial Sale.

(b)              Commercialization Plan; Updates. […***…] after the Effective Date and subject to the timeline established by the JSC, Newsoara shall deliver an initial Commercialization Plan to LBS. LBS has the right, but not the obligation, to provide input on the Commercialization Plan. Newsoara, in good faith, shall take any such input into consideration. The JSC shall update the Commercialization Plan within […***…] of the end of each […***…].

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(c)              Commercialization; Sales. Newsoara shall use Commercially Reasonable Efforts to Commercialize the Product throughout the Territory for the Initial Indication and any Additional Indications for which Newsoara or its Affiliate has obtained Regulatory Approval for the Product. Without limiting the foregoing, Newsoara shall undertake Commercialization in accordance with the Commercialization Plan and all Applicable Laws and Guidelines in the Territory. To the extent required by Applicable Laws and Guidelines in the Territory, Newsoara shall mark the Product as mutually agreed by the Parties.

(d)              Commercialization Information and Reports. Newsoara shall provide LBS with copies of all reasonable information relating to Commercialization of the Product in the Territory generated by Newsoara or any of its Affiliates or on their behalf by any Third Party, including market research, and information generated in connection with the conduct of promotional and other Commercialization activities, as soon as possible after generation of such information. Within […***…] of the end of each […***…] during the Commercialization Period, Newsoara will provide LBS with written Commercialization reports that contain sufficient detail about activities as to allow LBS to understand what has occurred and how it relates to the then-existing Commercialization Plan.

(e)              Commercialization Costs. Newsoara shall bear all Commercialization Costs for Commercialization of the Product in the Territory, provided however, LBS shall bear all expenses of LBS’s personnel in connection with the Commercialization of the Product.

3.5              Information Sharing and Use. As further set forth in the Development Plan, each Party shall promptly provide the other Party with copies of relevant non-clinical, analytical, and clinical data (including, for clarity, data sets) and any other Confidential Information Controlled by such Party, relating to the use of the Product for the Initial Indication and any Additional Indication, already generated or after generation of such data and information. Newsoara understands and acknowledges that LBS and its Affiliates, licensees and sublicensees may need to utilize and include data and information regarding the Product generated by Newsoara or its Affiliates (constituting Newsoara Know-How) as required in LBS’s, or its Affiliates’, licensees’ or sublicensees’ filings for Regulatory Approvals outside the Territory or as requested by the Regulatory Authorities outside the Territory. Newsoara agrees to grant and hereby grants to LBS a perpetual, non-exclusive, fully paid and royalty-free sublicensable right and license to use such data and information for the purpose of obtaining Regulatory Approval of the Product in the Initial Indication or any Additional Indication outside the Territory or as necessary to comply with Applicable Laws and Guidelines outside the Territory, and to share such data, information, and other regulatory materials received from Newsoara with LBS’s Affiliates, licensees and sublicensees outside the Territory for the same purpose. All such data, information and other regulatory materials shall be provided at no cost to LBS, its Affiliates, licensees or sublicensees for such purposes. Newsoara shall be solely responsible for timely obtaining any licenses, permits or consents for collecting, using and transferring outside the Territory such data, information and other regulatory materials to LBS. LBS understands and acknowledges that Newsoara and its Affiliates, licensees and sublicensees may need to utilize and include data and information regarding the Product (constituting LBS Know-How) generated by LBS or its Affiliates, licensees or sublicensee as required in Newsoara’s filings for Regulatory Approvals inside the Territory or as requested by the Regulatory Authorities inside the Territory. LBS hereby acknowledges that the right and license granted to Newsoara in Section 10.1 includes the right to use such data and information for the purpose of obtaining Regulatory Approval of the Product in the Initial Indication and any Additional Indication inside the Territory or as necessary to comply with Applicable Laws and Guidelines in the Territory.

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3.6              Demonstration of Financial Capability. From time to time upon LBS’s reasonable request, Newsoara shall demonstrate to LBS’s reasonable satisfaction that it, together with its Affiliates: […***…]; in each case sufficient to cover Development Costs and Commercialization Costs, as applicable, for at least the […***…] following each of the following such request.

4.	SUPPLY OF PRODUCT

The Parties shall agree on the terms and conditions of a separate supply agreement within a reasonable period following the Effective Date, whereby LBS would supply to Newsoara Product for its clinical (and if desired, commercial) purposes upon terms and conditions to be separately agreed by the Parties (the “Supply Agreement”). At a minimum, the Supply Agreement shall provide the following:

(a)              Subject to payment as set forth below, LBS shall supply sufficient quantities of investigational Product for conducting Clinical Trials in the Territory on the timetable as set forth in the Development Plan. Such investigational Product shall be appropriately packaged and labelled in accordance with Applicable Laws and Guidelines in the Territory. Upon the completion of Clinical Trials, Newsoara shall have the right, in its reasonable discretion, to return to LBS or destroy any remaining units of investigational Product. Newsoara shall pay LBS for all investigational Product used in the Clinical Trials in the Territory, and LBS shall invoice Newsoara […***…] (the “Transfer Price For Investigational Product”). However, in no event shall the Transfer Price For Investigational Product […***…]. Newsoara shall pay […***…] of the price of the product upon […***…], and the balance shall be due […***…].

(b)              Transfer prices for commercial purposes shall be the cost […***…] (the “Transfer Price For Commercial Product”). The “Transfer Price For Commercial Product may be further adjusted by LBS upon no less than […***…] prior written notice (i) to reflect actual and documented changes in the cost of materials or manufacturing processes used to Manufacture the Product charged by Third Party suppliers and manufacturers, or (ii) due to inflation.

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(c)              Such other terms as are commercially reasonable and as are mutually agreed upon by the Parties.

5.	PRICE, PAYMENT AND OTHER FINANCIAL TERMS

5.1              Upfront Payment. Newsoara shall pay to LBS an “Upfront Payment” of One Million United States Dollars (US $1,000,000) as follows: (a) […***…] on or before […***…], as a deposit (“Initial Deposit”) against the full payment of the Upfront Payment, and (b) the full payment of […***…] shall be paid on or before […***…]; provided that at the time of such payment Newsoara […***…. In the event Newsoara is unable to make the full payment set forth in the preceding sentence by […***…], Newsoara may pay a second deposit of […***…] on or before […***…] (which shall be additionally deemed to constitute the “Initial Deposit”) and the full payment shall thereafter be paid on or before […***…]. Unless otherwise set forth in this Agreement, such payments/deposits shall not be refundable or returnable (and shall be paid even if this Agreement terminates), nor shall the payments be creditable against other payments.

5.2              Milestone Payments. In addition to the payments specified in Section 5.1 and Section 5.3, Newsoara shall make milestone payments to LBS as described below. Unless otherwise set forth in this Agreement, such milestone payments shall not be refundable or returnable, nor shall they be creditable against other payments. Newsoara shall promptly notify LBS of each occurrence of a milestone event, so as to facilitate LBS providing an invoice to Newsoara pursuant to Section 5.6. […***…]. For the avoidance of doubt, more than one of the milestone events listed in this Section 5.2 can be achieved in a single calendar year such that payment of more than one of the milestone payments listed in Section 5.2 would be payable in a single calendar year.

(a)               Development Milestone Payments. With respect to the Product, Newsoara shall pay to LBS the following amounts for the first achievement of the following milestone events (as described below) for such Product by Newsoara or any of its Affiliates (each, a “Development Milestone”). For clarity, multiple milestone events due to the origin of the Products (import and domestic drug) for the same indication shall be deemed as a single milestone event.

Milestone Event	Milestone Payment (USD)
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

[…***…]	$[…***…]
[…***…]	$[…***…]

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(b)               Sales Milestone Payments. With respect to the Product, Newsoara shall pay to LBS the following amounts for the first achievement of the following milestone events for such Product by Newsoara or any of its Affiliates (each, a “Sales Milestone”). For the avoidance of doubt, the milestone events listed in this Section 5.2(b) are payable when combined Gross Sales of the Product for any or all indications, reach the sales milestone listed below in a single calendar year.

Milestone Event	Payment
Gross Sales of all Products in a calendar year equal or exceed US $[…***…]	$[…***…]
Gross Sales of all Products in a calendar year equal or exceed US $[…***…]	$[…***…]
Gross Sales of all Products in a calendar year equal or exceed US $[…***…]	$[…***…]
Gross Sales of all Products in a calendar year equal or exceed US $[…***…]	$[…***…]
Gross Sales of all Products in a calendar year equal or exceed $[…***…]	$[…***…]

5.3              Royalty Payments. Subject to the terms and conditions of this Article 5, in addition to the payments specified in Section 5.1 and Section 5.2, Newsoara shall pay to LBS royalty payments at the following royalty rates on the applicable portion of total Net Sales in a single calendar year of the Product for any or all indications:

Total Calendar Year Net Sales in a Single Calendar Year of the Product for all indications	Royalty Rate
Net Sales up to and including $[…***…]	[…***…]%
Net Sales exceeding $[…***…] and up to and including $[…***…]	[…***…]%

Net Sales exceeding $[…***…] and up to and including $[…***…]	[…***…]%
Net Sales exceeding $[…***…] and up to and including $[…***…]	[…***…]%
Net Sales exceeding $[…***…]	[…***…]%

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Notwithstanding the foregoing, if, in a particular calendar year, one or more Third Parties is or are selling a Generic Competitor in the Territory that has remained on the market in the Territory for at least […***…] prior to the end of such […***…], and which has captured at least […***…] in the applicable currency in the Territory (as reported by IQVIA or a mutually agreed Third Party), then in such case the royalty rates set forth in this Section 5.3 shall be reduced by […***…] of the rate otherwise payable pursuant to this Section 5.3.

5.4              Resale Price. Newsoara shall be free to establish its own resale price of the Product to Customers within the Territory. Newsoara shall notify LBS following any change in its pricing policy for the Product.

5.5              Sales Reports. Within […***…] after the end of the […***…] following the First Commercial Sale of a Product and within […***…] after the end of each […***…] thereafter ending on […***…], Newsoara shall provide to LBS a written sales report (each, a “Sales Report”) with respect to: (i) the Product sold (on a Product-by-Product and a customer by customer basis), including line items for any deductions to the gross invoiced amount made pursuant to the definition of Net Sales, and (ii) the calculation (in reasonable detail) of the royalty payment owed (including the applicable exchange rates used) and paid for such […***…]. Within […***…] after the end of each […***…], Newsoara will deliver a Sales Report for the […***…], as well as a reconciliation for any adjustments made in the calculation of Net Sales or the applicable royalty rate that affects any calculation from an earlier […***…]. Each delivery of a Sales Report hereunder shall also be deemed to constitute a representation and warranty by Newsoara that such Sales Report is true, correct and complete in all material respects.

5.6              Payments. All payments to LBS shall be made by telegraphic transfer payable as follows:

Bank Name:	[…***…]
Account Name:	[…***…]
Account Number:	[…***…]
SWIFT Code:	[…***…]
ABA Routing:	[…***…]
Bank Address:	[…***…]

LBS may change the instructions for telegraphic transfer by providing written instructions to Newsoara. It is agreed that Newsoara shall be responsible for obtaining any license and required documentation for wiring payments to LBS at its bank account outside the Territory. Any undisputed amounts remaining unpaid shall accrue interest at the lesser of the rate of […***…]% per month or the highest rate permissible under Applicable Laws and Guidelines, compounded monthly, from the due date until the date of payment.

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Amounts payable pursuant to Section 5.3 shall be calculated quarterly as of the last day of each Calendar Quarter. Royalty payments for each of the Calendar Quarters shall be determined by multiplying (i) the cumulative Net Sales earned through the end of such Calendar Quarter by (ii) the royalty rate that would apply under Section 5.3 by annualizing the Net Sales through such period, and then reduced by the cumulative Royalty payments for all prior Calendar Quarters for that year (if any). The royalty payment for the last Calendar Quarter shall be adjusted up or down as necessary to reflect the appropriate final applicable royalty rate for the calendar year and for any adjustments to the calculation of Net Sales based upon the audited financial statements.

Upon the occurrence of each payment event set forth in this Agreement and on a […***…] following receipt of Sales Reports, LBS shall provide an invoice to Newsoara for the applicable portion of the fees. The payment will be payable within […***…] upon Newsoara’s receipt of the invoice, provided however, the payment time may be extendable for an additional […***…] if Newsoara has used its best effort in complying with legal requirements in the Territory for transferring such payments from the Territory to the United States; provided further that if, by reason of Applicable Laws and Guidelines in the Territory, it becomes impossible or illegal for Newsoara to transfer, or have transferred on its behalf, payments owed to LBS hereunder, Newsoara will promptly notify LBS of the conditions preventing such transfer and during the […***…] period herein Newsoara may deposit the amount thereof in local currency to (i) an LBS-designated account in a bank or depository in China or (ii) if no such bank or depository has been so designated, to an account (to the credit of LBS) in a recognized banking institution selected by Newsoara and identified in written notice given to LBS. In the event of a deposit as described in the foregoing sentence, Newsoara shall assist LBS in accessing and/or transferring to the United States the applicable amount and such deposit shall be deemed as if Newsoara has paid to LBS in the full amount of such payment.

5.7              Audit Rights.

(a)              Newsoara shall keep, and shall cause its Affiliates to keep, complete, true and accurate books and records pertaining to any Sales Report. Newsoara and its Affiliates shall keep such books and records (and the audit rights set forth in this Section 5.7 shall continue) for at least […***…] following the Calendar Quarter or calendar year to which they pertain.

(b)              LBS shall have the right to appoint independent public accountants, which are reasonably acceptable to Newsoara (the “Auditor”), to inspect such books and records of Newsoara and its Affiliates as reasonably necessary to verify the accuracy of such Sales Reports and the royalties and other amounts payable to LBS under this Agreement.

(c)              Newsoara and its Affiliates shall make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from LBS, to verify the accuracy of the Sales Reports.

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(d)               In the event that the inspection reveals an undisputed underpayment or overpayment by Newsoara with regard to any milestone payment or royalty payment, the underpaid or overpaid amount shall be settled promptly.

(e)               If any inspection performed by the Auditor under this Section indicates that any payment due hereunder was underpaid, Newsoara shall pay to LBS the amount of such underpayment, together with interest thereon from the date such underpayment was due at a rate equal to the rate set forth in Section 5.6, calculated on the total number of days such payment is late; provided, however, that Newsoara shall only pay to LBS interest on the amount of such underpayment, if the underpayment is more than […***…] of the amount previously paid. LBS shall pay for such audits, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than […***…] of the amount previously paid, Newsoara shall pay for such audit.

5.8              Taxation. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax (each, a “Withholding Tax”). If such deduction or withholding is required by Applicable Laws and Guidelines, Newsoara shall pay to the relevant authorities the full amount of the Withholding Tax required to be deducted or withheld within the time period specified by Applicable Laws and Guidelines. Newsoara shall increase the amounts payable to LBS under this Agreement so that LBS receives a sum equal to the sum which it would have received had no such Withholding Tax been applicable or otherwise imposed. Newsoara and LBS shall cooperate to obtain the documentation necessary to claim a reduction of or exemption for payment of any Withholding Tax that may be available under an applicable tax treaty or under Applicable Laws and Guidelines and LBS shall use Commercially Reasonable Efforts to obtain a deduction, credit or recovery for foreign taxes paid in China on its behalf by Newsoara. To the extent that LBS receives such deduction, credit or recovery, LBS shall pay Newsoara any such deduction, credit or recovery within […***…] of the date that it receives the deduction, credit or recovery.

5.9              Currency. All payments under this Agreement shall be paid in United States Dollars. When converting Net Sales from a foreign currency into United States Dollars is required for purposes of preparing Sales Reports, determining whether milestones have been achieved under Section 5.2 and determining the royalty rate payable under Section 5.3, the rate of exchange to be used shall be the rates found in the Wall Street Journal or other publication or source as agreed by the Parties, on the date of the payment by Newsoara.

5.10            Payment of Royalties by LBS. In the event that LBS is obligated to pay royalties to Newsoara pursuant to Section 9.4.1(g) or Section 9.4.2(b), unless otherwise agreed by both Parties, LBS shall, if applicable, follow the same requirements and procedures set forth in Sections 5.5, 5.6 and 5.7, mutatis mutandis as if LBS is licensee (i.e., Newsoara in Sections 5.5, 5.6 and 5.7).

6.	FURTHER RIGHTS AND OBLIGATIONS OF THE PARTIES

6.1              Quality Agreement. Within a reasonable period following the Effective Date, the Parties shall enter into a Quality Agreement.

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6.2              LBS Obligations. In addition to the rights and obligations set forth in this Agreement, during the Term, LBS shall itself or through its Third Party manufacturers:

(a)              Select and retain samples of the Product and conduct an ongoing stability program in accordance with the provisions of any stability protocol mutually agreed to by the Parties, and initiate and maintain all legally required documents and records related to such program that are required by any applicable Regulatory Authority; and

(b)              Maintain any required certifications with respect to the Manufacture of the Product during the Term.

6.3              Newsoara Obligations. In addition to the rights and obligations set forth in this Agreement, during the Term, Newsoara shall:

(a)              Use Commercially Reasonable Efforts to distribute the Product throughout the Territory during the Commercialization Period;

(b)              During the Commercialization Period, use Commercially Reasonable Efforts to promote the Product throughout the Territory in accordance with marketing and sales strategies developed by Newsoara and objectives in the Commercialization Plan; and

(c)              Maintain complete and accurate records of all potential problems involving the Product by order and by Customer so that all such potential problems can be traced quickly and effectively. Upon reasonable notice to Newsoara and in a manner calculated not to unreasonably interfere with Newsoara’s conduct of business, allow LBS employees or representatives to inspect such records.

6.4              Change of Control.

(a)              In the event that during the Term of this Agreement Newsoara enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of Newsoara (such Third Party referred to as an “Acquiror”), and such Acquiror or any of its Affiliates (the “Acquiror Group”), as of the effective date of such transaction(s), is engaged, directly or indirectly, in the development, marketing and/or sale of a Competing Product in the Territory, then Newsoara shall not consummate such transaction unless the Acquiror agrees in writing (with LBS as a third party beneficiary) that such Acquiror Group shall (i) segregate the personnel and activities of the Party and its other Affiliates with respect to Product from all programs of the Acquiror Group directed to the development and/or commercialization of Competing Products, and (ii) not change its practices with respect to the development and/or commercialization of Product in a way that could reasonably be expected to (A) have a material adverse effect on the viability and marketability of Product or (B) result in the destruction, material deterioration, or material impairment of Product.

(b)               In the event that during the Term of this Agreement LBS enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of LBS, and such Acquirer Group, as of the effective date of such transaction(s), is engaged, directly or indirectly, in the development, marketing and/or sale of a Competing Product in the Territory, then in LBS’s sole election, either (i) LBS shall not consummate such transaction unless the Acquiror agrees in writing (with Newsoara as a third party beneficiary) that such Acquiror Group shall (A) segregate the personnel and activities of the Party and its other Affiliates with respect to Product from all programs of the Acquiror Group directed to the development and/or commercialization of Competing Products in the Territory, and (B) not change its practices with respect to the development and/or commercialization of Product in a way that could reasonably be expected to (I) have a material adverse effect on the viability and marketability of Product or (II) result in the destruction, material deterioration, or material impairment of Product, or (ii) the royalty rates set forth in Section 5.3 shall be reduced by […***…] of the rate otherwise payable pursuant to Section 5.3 for each year after such Change of Control of LBS.

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7.	REGULATORY COMPLIANCE

7.1              Regulatory and Reimbursement Approval. Once obtained in accordance with Article 3, Newsoara and its Affiliates shall be responsible for maintaining, at its sole cost, the Regulatory Approval and for obtaining and maintaining the Reimbursement Approval or other approvals from the applicable Regulatory Authority or governmental authority required for the Commercialization of the Product within the Territory throughout the Term for the Initial Indication and all Additional Indications for which Newsoara or its Affiliate has obtained Regulatory Approval for the Product. LBS or its designees shall be responsible for maintaining, at its sole cost, the regulatory or other approvals from the applicable Regulatory Authority or governmental authority required for LBS’s manufacturing, packaging, release and shipping of the Product. LBS or its designee shall provide to Newsoara all necessary documentation to enable Newsoara or its Affiliate to import the Product within the Territory. If it is permitted by Applicable Laws and Guidelines, Newsoara shall hold in its or its Affiliate’s name all Regulatory Approvals, Reimbursement Approvals or other approvals required for the Commercialization of the Product within the Territory. During the Term, LBS and Newsoara shall provide reasonable advice and assistance to each other as may be necessary to maintain Regulatory Approvals required by the applicable Regulatory Authorities and to comply with Applicable Laws and Guidelines with respect to the Manufacture and Commercialization of the Product within the Territory. For Regulatory Approvals sought by Newsoara or for which Newsoara is responsible, Newsoara shall provide LBS with written notice within […***…] of receiving each Regulatory Approval confirming the date of such Regulatory Approval.

7.2              Recalls. If either Party reasonably decides to or is required by any government authority or court of competent jurisdiction in the Territory to initiate a product recall, withdrawal or field correction with respect to the Product, or if there is any governmental or Regulatory Authority seizure of the Product or any products containing the Product supplied hereunder, the Party initiating or required to initiate such action will notify the other Party promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. The Parties will assist each other in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be jointly coordinated by Newsoara and LBS, including as may be further set forth in the Supply Agreement.

7.3              Pharmacovigilance. Newsoara and its Affiliates shall be responsible for submitting all required Clinical Trial reports and post-marketing reports of adverse drug experiences relating to the Product to the appropriate Regulatory Authorities in the Territory in accordance with Applicable Laws and Guidelines in the Territory and requirements of Regulatory Authorities in the Territory. Newsoara and its Affiliates shall be responsible for reporting all adverse drug reaction experiences required to be reported to the appropriate Regulatory Authorities in the Territory in which the Product is being Developed for the Initial Indication or any Additional Indication or Commercialized, in accordance with Applicable Laws and Guidelines in the Territory. LBS shall provide to Newsoara, without additional charge, adequate information to support Newsoara’s reporting obligations in the Territory. Newsoara shall provide to LBS, without additional charge, adequate information to support LBS’s, its Affiliates’, licensees’ and sublicensees’ reporting obligations outside the Territory. LBS, its Affiliates or licensees or sublicensees shall be responsible for submitting all Regulatory Filings, including any post-marketing reports of adverse drug experiences, relating to the Product required to be reported to the appropriate Regulatory Authorities outside of the Territory in accordance with the Applicable Laws and Guidelines of the relevant countries outside the Territory. LBS shall have the right to share any and all information received from Newsoara under this Section 7.3 or under Section 7.4 or Section 7.5 and/or any pharmacovigilance agreement between the Parties with LBS’s Affiliates, licensees and sublicensees outside the Territory. Within a reasonable period after the Effective Date, the Parties will enter into a pharmacovigilance agreement on customary terms.

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7.4              Complaints and Inquiries as to Safety, Quality, or Effectiveness. Each Party shall prepare and maintain a written standard operating procedure to handle the treatment of complaints and inquiries as to the safety, quality or effectiveness of the Product. Each Party shall collect and investigate such complaints or inquiries in its respective territory, and shall promptly forward all complaints and inquiries to the other Party and to such other persons as may be required to comply with Applicable Laws and Guidelines. If an investigation at either Party is needed in response to a complaint or inquiry, such Party or Parties shall conduct such an investigation and will forward the results thereof to the other Party, as applicable, within a reasonable period of time. Each Party shall retain records of the Product related complaints or inquiries for a period of not less than […***…] beyond the termination date of this Agreement or for such longer period as may be required by Applicable Laws and Guidelines. Either Party may review any such records upon reasonable notice to the other Party and in a manner calculated not to unreasonably interfere with the other Party’s conduct of business.

7.5              Governmental Inspections.

(a)               Newsoara shall promptly advise LBS of any governmental visits to, or written or oral inquiries about, any facilities or procedures used for the storage or handling of the Product, or the Development, marketing, selling, promotion or distribution of the Product. Newsoara shall promptly notify LBS of any actual or threatened legal or regulatory action by any Regulatory Authority or governmental agency with respect to any facilities or procedures used for the storage or handling of the Product, or the marketing, selling, promotion or distribution of the Product. In each case, such notice to LBS shall be no later than […***…] after notice of such visit or inquiry. Newsoara shall, within […***…] of receipt or submission, furnish to LBS any report or correspondence issued by or provided to the Regulatory Authority in connection with such visit or inquiry. LBS shall at its own cost have the right to participate in any communication, inspection or inquiry by any Regulatory Authority in the Territory regarding the Product.

***Certain Confidential Information Omitted

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(b)              LBS shall promptly advise Newsoara of any governmental visits to, or written or oral inquiries about, any facilities or procedures used for the storage or handling of the Product, or the Development, marketing, selling, promotion or distribution of the Product. LBS shall promptly notify Newsoara of any actual or threatened legal or regulatory action by any Regulatory Authority or governmental agency with respect to any facilities or procedures used for the storage or handling of the Product, or the marketing, selling, promotion or distribution of the Product. In each case, such notice to Newsoara shall be no later than […***…] after notice of such visit or inquiry. LBS shall, within […***…] of receipt or submission, furnish to Newsoara any report or correspondence issued by or provided to the Regulatory Authority in connection with such visit or inquiry. Newsoara shall at its own cost have the right to participate in any communication, inspection or inquiry by any Regulatory Authority in the Territory regarding the Product.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1              Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that:

(a)               it is a corporation or entity duly organized and validly existing under the laws of the state, province, country or other jurisdiction of its incorporation or formation;

(b)              the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)              this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable according with its terms, and that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound, nor violate any Applicable Laws and Guidelines of any court, governmental body, Regulatory Authority or administrative or other agency having jurisdiction over it;

(d)              such Party shall perform its activities pursuant to this Agreement in compliance with GLP, GCP and GMPs, in each case as applicable under the Applicable Laws and Guidelines of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and Development activities hereunder of any nonhuman animals by or on behalf of such Party, shall at all times comply (and shall ensure compliance by any of its subcontractors) with all Applicable Laws and Guidelines;

(e)               neither Party shall employ (or, to its actual knowledge, use any contractor or consultant that employs) any Person debarred by, or subject to a similar sanction of, a Regulatory Authority, or, to its actual knowledge, any Person which is the subject of a debarment investigation or proceeding, or similar proceeding of, a Regulatory Authority, in the conduct of its activities under this Agreement, and each contractor or consultant used by a Party in connection with the conduct of Clinical Trials under this Agreement shall be subject to a covenant that is the same or substantially the same as the foregoing covenant; and

***Certain Confidential Information Omitted

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(f)              neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict or interfere with any of the rights or licenses granted to the other Party hereunder.

8.2             Additional Representations, Warranties and Covenants of LBS. LBS hereby further represents, warrants and covenants that:

(a)              LBS has the right, power and authority to grant to Newsoara the rights and licenses granted by LBS under this Agreement;

(b)              as of the Effective Date, LBS has not been notified in writing and is not aware of any patent infringement or other action related to intellectual property pending before any court, governmental agency or other tribunal in the Territory relating to the Product;

(c)              as of the Effective Date, to the best knowledge of LBS, the Development and Commercialization in the Territory of the Product as it exists as of the Effective Date does not infringe any intellectual property of any Third Party in the Territory;

(d)              to the knowledge of LBS, the LBS Technology has not been abandoned, withdrawn, canceled or held invalid or unenforceable by any court of competent jurisdiction in the Territory in a final non-appealable judgment; and

(e)              it has not previously (i) assigned, transferred, conveyed or otherwise encumbered its right, title and/or interest in LBS Technology related to Products in the Territory, or (ii) granted any rights to any Third Parties, in either case that would conflict with the rights granted to Newsoara hereunder.

8.3              Additional Representations, Warranties and Covenants of Newsoara. Newsoara hereby further represents, warrants and covenants that:

(a)              Newsoara and its Affiliates will obtain, prior to commercial distribution of the Product in the Territory, all licenses, registrations and permits required in the Territory to enable Newsoara or its Affiliate to act as a distributor of the Product in the Territory; and

(b)              in connection with this Agreement, and without limiting anything in this Article 8, neither Newsoara nor its Affiliates have given or promised to give, nor will make, offer, agree to make or authorize any payment or other transfer anything of value, directly or indirectly, to (i) any Government or Public Official; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of Newsoara or its Affiliates, in each case if any such transfer of value would be a violation of any Applicable Laws and Guidelines. Newsoara agrees on behalf of itself and its Affiliates to comply with all applicable anti-bribery laws in the countries where the Parties have their principal places of business and where they conduct activities under this Agreement. Additionally, Newsoara represents, warrants and covenants that Newsoara and its Affiliates shall comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and the UK Anti-Bribery Act, both as revised from time to time, as well as similar Applicable Laws and Guidelines of the country where Newsoara and each of its Affiliates has its principal place of business and where Newsoara and each of its Affiliates conducts activities under this Agreement, and to take no action that would reasonably be deemed to cause LBS to be in violation of the FCPA, the UK Anti-Bribery Act or similar Applicable Laws and Guidelines of the country where a Party has its principal place of business and where it conducts activities under this Agreement. Additionally, Newsoara and its Affiliates will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable LBS to ensure compliance with Applicable Laws and Guidelines related to anti-bribery concerns. For purposes of this Agreement, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

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8.4              Disclaimer. Except as otherwise expressly set forth in this Agreement, neither Party makes any representations or extends any warranties of any kind, either express or implied, including warranties of merchantability, fitness for any particular purpose, or non-infringement.

9.	TERM, TERMINATION

9.1              Term. This Agreement shall commence on the Effective Date, and unless terminated sooner in accordance with its terms and conditions, shall expire on the expiration of the last Valid Claim of any LBS Patent or Joint Patent Covering the Product in the Territory (collectively, the “Term”). […***…]. Upon expiration of the Term in accordance with this Section 9.1, Newsoara shall have the right, at its sole discretion, to have the rights granted to Newsoara pursuant to Section 10.1 under the applicable LBS Know-How (and the right to continue to hold the Regulatory Approval, Regulatory Filings and Reimbursement Approvals for the Product in the Territory, continue to be the exclusive distributor as defined under Section 2.1 and the Manufacturing Right as defined under Section 2.2) survive on a perpetual basis, provided that Newsoara shall continue to pay LBS royalty payments as set forth in Section 5.3, but at a rate […***…] of the rate otherwise payable pursuant to Section 5.3 (including as such […***…], in each following calendar year as otherwise set forth in this Agreement.

9.2              Termination by Newsoara. This Agreement may be terminated in its entirety by Newsoara, upon Newsoara’s prior written notice to LBS:

(a)               if LBS commits a material breach of this Agreement and such breach remains uncured for […***…] following written notice of breach by Newsoara; or

***Certain Confidential Information Omitted

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(b)              if LBS is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of LBS’s assets, and such petition, assignment or appointment prevents LBS (as a legal or as a practical matter) from performing its obligations under this Agreement, and such petition, assignment or appointment is not otherwise dismissed or vacated within […***…].

(c)              Newsoara shall have the right, at its sole discretion without any penalty, exercisable at any time during the Term, to terminate this Agreement for any reason or no reason at all upon […***…] prior written notice to LBS.

9.3              Termination by LBS. This Agreement may be terminated in its entirety by LBS, upon LBS’s prior written notice to Newsoara:

(a)              if Newsoara or any of its Affiliates commits a material breach of this Agreement and such breach remains uncured for […***…] following written notice of breach by LBS;

(b)              if Newsoara or any of its Affiliates challenges or attempts to interfere with any LBS Patents (including applications for Patents within the LBS Patents) in any way, LBS shall have the right, in its sole discretion and immediately on written notice to terminate this Agreement for cause; or

(c)              if Newsoara or any Affiliate is subject to a petition for relief under any bankruptcy legislation, or makes an assignment for the benefit of creditors, or is subject to the appointment of a receiver for all or a substantial part of Newsoara’s or such Affiliate’s assets, and such petition, assignment or appointment prevents Newsoara (as a legal or as a practical matter) from performing its obligations under this Agreement, and such petition, assignment or appointment is not otherwise dismissed or vacated within […***…].

9.4              Effect of Termination.

9.4.1           Upon termination of this Agreement by LBS pursuant to Section 9.3, or by Newsoara pursuant to Section 9.2(c), then:

(a)               The rights and licenses granted to Newsoara under Section 10.1 shall terminate, and Newsoara and its Affiliates shall cease all use of the LBS Technology and the using and selling of Products;

(b)               at LBS’s request on a case-by-case basis, Newsoara agrees to assign and hereby assigns, and shall promptly transfer, to LBS (or LBS’s designee), at the expense of Newsoara; provided, however, that LBS shall bear such expense if this Agreement is terminated by Newsoara pursuant to Section 9.2(c):

  (i)                 to the extent permitted by Applicable Laws and Guidelines, all of Newsoara’s and its Affiliates’ right, title and interest in any Regulatory Approvals, Regulatory Filings and Reimbursement Approvals for the Product, and file for such transfer with, and provide all approvals and notices required for such transfer to, the Regulatory Authorities in the Territory;

***Certain Confidential Information Omitted

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  (ii)              all of Newsoara’s and its Affiliates’ right, title and interest in all trademarks, service marks, names, logos, design and trade dress used in commerce by Newsoara or its Affiliates with the Product (excluding any corporate name or logo of Newsoara or any of its Affiliates), and the goodwill related thereto; and

  (iii)            any Third Party agreements of Newsoara or any of its Affiliates related to the Product in the Territory;

(c)              after fulfillment of Newsoara’s existing commitments to its Customers, Newsoara shall sell to LBS Newsoara’s and its Affiliates’ then-existing inventory of Product, at the transfer price paid to LBS for such Product or at cost if not originally transferred by LBS to Newsoara; provided that LBS shall not be obligated to purchase such inventory;

(d)              to the extent permitted by Applicable Laws and Guidelines, transfer to LBS ongoing Clinical Trials of Product being conducted by or under authority of Newsoara and its Affiliates as of the date of the applicable termination notice, continue to conduct such Clinical Trials up to such transfer, or, if requested by LBS, terminate such Clinical Trials in a manner conforming to Applicable Laws and Guidelines;

(e)              Newsoara shall not, and shall ensure its Affiliates do not, withdraw or cancel any Regulatory Approval or Reimbursement Approval or application for either, unless expressly instructed to do so by LBS;

(f)               Newsoara shall refrain, and shall ensure its Affiliates refrain, from making any statement, public or otherwise, regarding the Product unless: (i) Newsoara or its Affiliate is required to make such statement pursuant to Applicable Laws and Guidelines, (ii) such statement is limited to the fact that Newsoara is no longer Developing or Commercializing the Product, or (iii) LBS approves such statement in writing;

(g)              the rights and licenses granted to LBS under Section 10.2(a) shall be expanded to authorize LBS to make, have made, use, sell, offer to sell, import, and otherwise Develop and Commercialize the Product for the Field inside the Territory (i) automatically on a non-exclusive basis, or (ii) upon LBS’s written election within […***…] of the date of termination, on an exclusive royalty-bearing basis for Newsoara Patents, which […***…], payable until the expiration of the last Valid Claim of any Newsoara Patent Covering the Product in the Territory, for clarity, the license under Newsoara Know-How granted by Newsoara to LBS shall be non-exclusive inside the Territory; and

(h)              upon request from and for the benefit of LBS, Newsoara promptly shall take such other actions and execute such other instruments, assignments and documents that are reasonably necessary to effect the transfers and grants of rights under this Section 9.4.1 to LBS.

***Certain Confidential Information Omitted

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9.4.2           Upon termination of this Agreement by Newsoara pursuant to Section 9.2(a) or Section 9.2(b), then the effect of termination set forth in Section 9.4.1 shall apply with the following exceptions:

(a)               The assignments described in Section 9.4.1(b) shall be at the expense of LBS; and

(b)               Section 9.4.1(g) shall be invalid and the rights and licenses granted to LBS under Section 10.2(a) shall be expanded to authorize LBS to make, have made, use, sell, offer to sell, import, and otherwise Develop and Commercialize the Product for the Field inside the Territory on a non-exclusive basis and become royalty-bearing at a rate of […***…] of Net Sales (calculated mutatis mutandis with respect to sales by LBS or any of its Affiliates or sublicensees) of Product by LBS, its Affiliates or sublicensees in the Territory.

9.5              Prior Obligations. Except as otherwise set forth in this Article 9, termination or expiration of this Agreement for any reason shall not release either Party from any obligation theretofore accrued under this Agreement.

9.6              Return of Confidential Information. In accordance with Section 12.5 herein, each Party shall return to the other Party or destroy all copies of Confidential Information of the other Party.

9.7              Survival. The provisions of Sections, 3.5, 5.7, 8.4, 9.4, 9.5, 9.6, 9.7, 10.2 (including as may be expanded to include the Territory pursuant to Section 9.4.1(g) or Section 9.4.2(b)), 10.3, 10.4 and Articles 1, 11, 12, 13 and 14, and any other section that must, by its nature, survive to give effect to its intent, shall survive any termination or expiration of this Agreement.

10.	CO-DEVELOPMENT RIGHTS; INTELLECTUAL PROPERTY

10.1            Co-Development Rights to Newsoara. Subject to the terms and conditions of this Agreement, LBS hereby grants to Newsoara an exclusive (even against LBS and its Affiliates), non-transferable co-development right under the LBS Technology (a) to Develop the Product for the Field inside the Territory during the Term, and (b) to use, sell, offer to sell, import, and otherwise Commercialize the Product for the Field inside the Territory during the Term. Newsoara shall assist LBS in recordation of such co-development right of LBS Technology in the Territory. Newsoara shall be entitled to grant sublicenses to Third Parties under the license granted pursuant to Section 10.1, provided that LBS provides prior written consent to such sublicense, provided however, both Parties agree that Newsoara may use […***…] to conduct the Development of the Product in the Territory. Notwithstanding the foregoing, LBS shall continue to have a non-exclusive right to Develop the Product inside the Territory for any uses or applications outside the Territory upon prior written consent of Newsoara.

10.2            License to LBS. Subject to the terms and conditions of this Agreement, Newsoara hereby grants, on behalf of itself and its Affiliates, to LBS a fully paid and royalty-free license, with the right to sublicense, under the Newsoara Technology (a) to make, have made, use, sell, offer to sell, import, and otherwise Develop and Commercialize the Product for the Field outside the Territory, and (b) to make, have made, use, sell, offer to sell and import the Product inside the Territory during the Term but only to the extent necessary to comply with its obligations to enable Newsoara to Develop and Commercialize the Product under this Agreement or to enable LBS to Develop the Product inside the Territory solely for any uses or applications outside the Territory, provided that each specific Development inside the Territory shall be subject to Newsoara’s prior written consent. The license rights in the foregoing clause (a) are exclusive, and the license rights in the foregoing clause (b) are non-exclusive.

***Certain Confidential Information Omitted

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10.3            No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise. All rights are or shall be granted only as expressly provided in this Agreement. All rights not expressly granted by LBS under this Agreement are reserved by LBS and may not be used by Newsoara or its Affiliates for any purpose. All rights not expressly granted by Newsoara under this Agreement are reserved by Newsoara and may not be used by LBS or its Affiliates for any purpose.

10.4            Ownership of Intellectual Property.

(a)               Inventorship. Inventorship of any Inventions that, in the case of patentable Inventions, were conceived and reduced to practice, and in the case of non-patentable Inventions, were made or developed, in the course of performing activities under this Agreement, together with all rights and interests in any Patents therein, will be determined in accordance with the rules of inventorship under United States patent laws unless the laws of the Territory provide otherwise with respect to patentable Inventions, and in accordance with applicable United States federal or state law with respect to non-patentable Inventions, and ownership of such Inventions shall be as set forth in further detail in Section 10.4(b).

(b)              Ownership; Assignment. LBS shall solely own all right, title and interest in and to all Inventions, discoveries, and data that are conceived, reduced to practice, made or developed solely by one or more employees or agents of LBS in the course of its respective activities under this Agreement, and all intellectual property rights appurtenant thereto, all of which shall be deemed to constitute LBS Patents or LBS Know-How, as applicable, and subject to the license grant to Newsoara in Section 10.1. Newsoara shall solely own all right, title and interest in and to all Inventions, discoveries, and data that are conceived, reduced to practice, made or developed solely by one or more employees or agents of Newsoara or its Affiliates in the course of its respective activities under this Agreement including Newsoara’s or its Affiliates’ Development, Commercialization, use or sale of the Product, and all intellectual property rights appurtenant thereto, all of which shall be deemed to constitute Newsoara Patents or Newsoara Know-How, as applicable, and subject to the license grant to LBS in Section 10.2. Inventions, discoveries, and data that are conceived, reduced to practice, made or developed by one or more employees or agents of LBS and one or more employees or agents of Newsoara or its Affiliates in the course of their respective activities under this Agreement, and all intellectual property rights appurtenant thereto, shall be owned jointly by the Parties (“Joint Technology”), and each Party shall have the unrestricted right to practice, exploit, license and grant its rights to sublicense any Joint Technology without a duty of accounting or an obligation to seek consent from the other Party, subject to the exclusive rights granted to the other Party (i.e., in Section 10.1 or Section 10.2, as applicable) and the payment obligations under this Agreement. Except as otherwise set forth herein, the Parties shall jointly bear all expenses incurred in preparing, filing, prosecuting and maintaining all patent applications and patents that encompass the Joint Technology (all such patent applications and patents, the “Joint Patents”). Newsoara, on behalf of itself and its Affiliates, agrees to execute any documents and take any other actions reasonably requested by LBS (and shall cause its employees and contractors to do likewise), at LBS’s expense, in order to give effect to the provisions of this Section 10.4(b). LBS, on behalf of itself and its Affiliates, agrees to execute any documents and take any other actions reasonably requested by Newsoara (and shall cause its employees and contractors to do likewise), at Newsoara’s expense, in order to give effect to the provisions of this Section 10.4(b).

***Certain Confidential Information Omitted

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(c)              Obligation to Inform. Newsoara shall disclose to LBS any Invention, discovery, or data described in Section 10.4(b) within […***…] after it is invented, discovered, or conceived solely by Newsoara or its Affiliates or jointly by the Parties in sufficient detail to permit an understanding of the nature of the Inventions by a practitioner reasonably skilled in the relevant technical or scientific area. LBS shall disclose to Newsoara any Invention, discovery, or data described in Section 10.4(b) within […***…] after it is invented, discovered, or conceived solely by LBS or its Affiliates or jointly by the Parties in sufficient detail to permit an understanding of the nature of the Inventions by a practitioner reasonably skilled in the relevant technical or scientific area. Newsoara hereby agrees to make its and its Affiliates’ employees, agents and consultants reasonably available to LBS (or LBS’s authorized attorneys, agents or representatives) at LBS’s expense, to the extent reasonably necessary to enable LBS to undertake preparation, filing, prosecution and maintenance of the Joint Patents.

10.5            Prosecution of LBS Patents and Joint Patents.

(a)              Filing, Prosecution and Maintenance of LBS Patents and Joint Patents. LBS shall control in its discretion, using patent counsel selected by LBS (for clarity, all references in this Section 10.5 to “patent counsel” shall include inside patent counsel as well as outside patent counsel), the preparation, prosecution (including any interferences, reissue proceedings, patent term extensions and reexaminations) and maintenance of LBS Patents and Joint Patents. The Parties expressly agree that all fees, costs and reasonable expenses of patent counsel and patent fees or costs (including any maintenance fees or costs) required to be paid in the Territory that relate to LBS Patents and Joint Patents within the Territory shall be paid by Newsoara and all other fees, costs and reasonable expenses of patent counsel and patent fees or costs that relate to LBS Patents and Joint Patents shall be paid by LBS. Newsoara agrees within […***…] of receiving an invoice for such fees, costs or expenses to telegraphically transfer the full amount invoiced to LBS at the banking coordinates provided in Section 5.6.

(b)              Right to Consult. During the Term, LBS shall copy Newsoara, or have Newsoara copied, on all material, substantive documents relating to LBS Patents received by or on behalf of LBS from or to be filed by or on behalf of LBS in any patent office in the Territory, promptly after receipt from the patent office and at least […***…] prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. Newsoara shall have the right to comment on such documents, and LBS shall reasonably consider in good faith any reasonable comments timely received from Newsoara.

***Certain Confidential Information Omitted

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(c)              Abandonment of LBS Patents and Joint Patents. LBS shall notify Newsoara in the event it for any reason elects to not file, not enter into a national phase, or abandon the prosecution of a particular Patent within the LBS Patents in the Territory or within the Joint Patents inside or outside the Territory (other than in favor of a continuing application based on such parent application). Such notification shall specify the LBS Patent or Joint Patent to be not filed, not entered into a national phase, or abandoned or LBS Patent or Joint Patent that will no longer be maintained by LBS and shall be given far as reasonably practicable, and in any event at least […***…], prior to the date on which such LBS Patent(s) or Joint Patent(s) will lapse or go abandoned. Newsoara shall then have the option, exercisable upon written notification to LBS, to assume full responsibility, at its discretion and its cost and expense, for prosecution of the affected LBS Patent(s) or maintenance of any of the affected LBS Patent(s) in the Territory or for prosecution of the affected Joint Patent(s) or maintenance of any of the affected Joint Patent(s) inside or outside the Territory, and then LBS shall assign the affected LBS Patent(s) in the Territory and the Joint Patent(s) inside or outside the Territory to Newsoara.

10.6            Prosecution of Newsoara Patents.

(a)               Filing, Prosecution and Maintenance of Newsoara Patents. Newsoara shall control in its discretion, using patent counsel selected by Newsoara (for clarity, all references in this Section 10.6 to “patent counsel” shall include inside patent counsel as well as outside patent counsel), the preparation, prosecution (including any interferences, reissue proceedings, patent term extensions and reexaminations) and maintenance of Newsoara Patents. The Parties expressly agree that all fees, costs and reasonable expenses of patent counsel and patent fees or costs (including any maintenance fees or costs) required to be paid in the Territory that relate to Newsoara Patents within the Territory shall be paid by Newsoara and all other fees, costs and reasonable expenses of patent counsel and patent fees or costs that relate to LBS Patents and Joint Patents shall be paid by LBS. LBS agrees within […***…] of receiving an invoice for such fees, costs or expenses to telegraphically transfer the full amount invoiced to Newsoara.

(b)              Right to Consult. During the Term, Newsoara shall copy LBS, or have LBS copied, on all material, substantive documents relating to Newsoara Patents received by or on behalf of Newsoara from or to be filed by or on behalf of Newsoara in any patent office inside or outside the Territory, promptly after receipt from the patent office and at least […***…] prior to filing with the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension, and request for reexamination. LBS shall have the right to comment on such documents, and Newsoara shall reasonably consider in good faith any reasonable comments timely received from LBS.

(c)              Abandonment of Newsoara Patents. Newsoara shall notify LBS in the event it for any reason elects to not file, not enter a national phase, or abandon the prosecution of a particular Patent within the Newsoara Patents outside the Territory (other than in favor of a continuing application based on such parent application). Such notification shall specify the Newsoara Patent to be not filed, not entered into a national phase, or abandoned or Newsoara Patent that will no longer be maintained by Newsoara and shall be given far as reasonably practicable, and in any event at least […***…], prior to the date on which such Newsoara Patent(s) will lapse or go abandoned. LBS shall then have the option, exercisable upon written notification to Newsoara, to assume full responsibility, at its discretion and its cost and expense, for prosecution of the affected Newsoara Patent(s) or maintenance of any of the affected Newsoara Patent(s), and then Newsoara shall assign the affected Newsoara Patent(s) outside the Territory to LBS.

***Certain Confidential Information Omitted

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10.7           Enforcement of Newsoara Patents and Joint Patents Against Infringers outside Territory.

(a)              Enforcement of Newsoara Patents and Joint Patents outside Territory.

   (i)                 In the event that Newsoara or LBS become aware of a suspected infringement outside the Territory by a Third Party of any Newsoara Patent or Joint Patent or any Newsoara Patent or Joint Patent is challenged in any action or proceeding (including a validity challenge) outside the Territory (any of the foregoing, a “Infringement Outside Territory”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.

   (ii)               As between the Parties, LBS will have the first right, but not the obligation to, bring any action or proceeding, at its own expense, to enforce or defend Infringement Outside Territory in its own name and entirely under its own direction and control, subject to the following. Newsoara shall reasonably assist LBS (at LBS’s expense) in any such action or proceeding if so requested, and shall lend its name to such actions or proceedings if requested by LBS or required by Applicable Laws and Guidelines. Should LBS determine not to pursue remedies with respect to such Infringement Outside Territory within (a) […***…] following the notice of a Product Infringement or (b) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Newsoara will have the right (but not the obligation), at its own expense, to pursue remedies against such Third Party with respect to the Infringement Outside Territory. If LBS must be joined as a party in any legal proceeding for Newsoara to pursue such remedies, LBS agrees to be so joined at Newsoara expense; provided that a single legal counsel will represent both LBS and Newsoara in such action. The counsel shall be selected by Newsoara and shall be reasonably acceptable to LBS. In addition, at any time, LBS shall have the right to separately engage its own legal counsel and to participate in such action at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Newsoara Patents or Joint Patents shall be entered into by LBS without the prior written consent of Newsoara, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)              Cooperation; Damages. In the event that either Party exercises the rights conferred in this Section 10.7, the other Party shall assist and cooperate fully with the Party pursuing such remedies at the expense of the Party pursuing such remedies. Any damages or other sums recovered in such action, suit or proceeding or in settlement thereof, shall be applied first to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages or other sums recovered and Newsoara brought or defended the action or proceeding under this Section

***Certain Confidential Information Omitted

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10.7, […***…]. If after such reimbursement any funds remain from such damages or other sums recovered and LBS brought or defended the action or proceeding under this Section 10.7, […***…].

10.8           Enforcement of Newsoara Patents, Joint Patents and LBS Patents Against Infringers inside the Territory.

(a)              Enforcement of Newsoara Patents, Joint Patents and LBS Patents inside the Territory.

   (i)                 In the event that Newsoara or LBS become aware of a suspected infringement inside the Territory by a Third Party of any Newsoara Patent, Joint Patents or LBS Patents relating to the Product or any Newsoara Patent, Joint Patents or LBS Patents relating to the Product is challenged in any action or proceeding (including a validity challenge) in the Territory (any of the foregoing, also a “Infringement Inside Territory”), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.

   (ii)              As between the Parties, Newsoara will have the first right, but not the obligation to, bring any action or proceeding, at its own expense, to enforce or defend, as applicable, any Infringement Inside Territory in its own name and entirely under its own direction and control, subject to the following. LBS shall reasonably assist Newsoara (at Newsoara’s expense) in any such action or proceeding if so requested, and shall lend its name to such actions or proceedings if requested by Newsoara or required by Applicable Laws and Guidelines. Should Newsoara determine not to pursue remedies with respect to such Product Infringement within (a) […***…] following the notice of an Infringement Inside Territory or (b) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then LBS will have the right (but not the obligation), at its own expense, to pursue remedies against such Third Party with respect to the Infringement Inside Territory. If Newsoara must be joined as a party in any legal proceeding for LBS to pursue such remedies, Newsoara agrees to be so joined at LBS expense; provided that a single legal counsel will represent both LBS and Newsoara in such action. The counsel shall be selected by LBS and shall be reasonably acceptable to Newsoara. In addition, at any time, Newsoara shall have the right to separately engage its own legal counsel and to participate in such action at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Newsoara Patent, Joint Patents and LBS Patents shall be entered into by Newsoara without the prior written consent of LBS, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)              Cooperation; Damages. In the event that either Party exercises the rights conferred in this Section 10.8, the other Party shall assist and cooperate fully with the Party pursuing such remedies at the expense of the Party pursuing such remedies. Any damages or other sums recovered in such action, suit or proceeding or in settlement thereof, shall be applied first to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds remain from such damages or other sums recovered and LBS brought or defended the action or proceeding under this Section 10.8, […***…]. If after such reimbursement any funds remain from such damages or other sums recovered and Newsoara brought or defended the action or proceeding under this Section 10.8, […***…].

***Certain Confidential Information Omitted

35

10.9            Defense Against Third Party Claims of Infringement of Patents. If a Third Party asserts that a Patent or other right owned by it is or has been infringed by the manufacture, use, sale, offer for sale, or import of a Product in the Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. In such event, subject to the indemnity provisions of Article 11 which shall be controlling, the Party subject to such claim, suit or proceeding shall have the right to defend and control the defense of any such claim, suit or proceeding, using counsel of its own choice and at its own expense; provided that, if both Parties are subject to such claim, suit or proceeding, then the Parties shall promptly determine in good faith which Party will defend and control the defense of any such claim, suit or proceeding, using mutually acceptable counsel; provided, however, that in no event shall the controlling Party enter into any settlement, or make any admission, that admits or concedes that any Newsoara Patents, Joint Patents or LBS Patents are invalid or unenforceable, or adversely affects their scope, without the prior written consent of the other Party, provided, however, that, if the controlling Party presents a bona fide settlement offer to the other Party that is acceptable to the controlling Party and the other Party rejects such settlement offer, the other Party shall be obligated to pay […***…] of the litigation costs (excluding any payment made in lieu of damages, awards or settlement) and attorney’s fees accruing in such litigation from the date of the controlling Party’s notification to the other Party of the proposed settlement, provided, however, that, such settlement shall not impair Newsoara’s rights to Develop and Commercialize the Product in the Territory.

10.10          Third Party Royalty Set-Off. If Newsoara determines in its reasonable discretion that Newsoara is required to pay a royalty to a Third Party to obtain rights under Patents owned or Controlled by such Third Party that are necessary for Newsoara’s exercise of its rights under the LBS Patents hereunder in the Territory, then Newsoara shall have the right to credit any compensation (including up-front payments, milestones, and royalties) due to such Third Party thereunder with respect to Products, against up to […***…] of the royalties that are due from Newsoara to LBS under Section 5.3.

11.	INDEMNIFICATION AND INSURANCE

11.1            Indemnification by LBS. LBS shall indemnify, defend and hold Newsoara, its Affiliates, and their respective directors, officers, agents and employees harmless from any and all claims, suits and proceedings by a Third Party (individually and collectively, “Claims”), and any and all losses, obligations, damages, deficiencies, costs, penalties, liabilities, assessments, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees and expenses of attorneys) incurred in the defense or settlement of any Claims (individually and collectively, “Losses”), arising out of: (a) a breach by LBS of any representations or warranties or covenants set forth herein; or (b) LBS’s gross negligence or willful misconduct; in each case, except to the extent such Claims and Losses result from the matters contemplated in Section 11.2 below.

***Certain Confidential Information Omitted

36

11.2            Indemnification by Newsoara. Subject to Section 10.10, Newsoara shall indemnify, defend and hold LBS, its Affiliates, and their respective directors, officers, agents and employees harmless from any and all Claims, and any and all Losses, arising out of: (a) a breach by Newsoara or its Affiliates of any representations or warranties or covenants set forth herein; (b) Newsoara’s or its Affiliates’ gross negligence or willful misconduct; or (c) Commercialization or Development of the Product in the Territory by Newsoara, its Affiliates or sublicensees; in each case, except to the extent such Claims and Losses result from infringement of any Third Party Patents by the Product as it exists as of the Effective Date and as provided by LBS for use in the indication of gastrointestinal protection, or the matters contemplated in Section 11.1 above.

11.3            Contribution. In the event that both Newsoara and LBS would be liable, respectively, under Sections 11.1 and 11.2 as Indemnitors (defined below) for a Claim, then each Party’s identification obligation shall be deemed to be a contribution obligation to the other Party equal to its […***…].

11.4            Conditions of Indemnification. A Party or any of its Affiliates or their respective directors, officers, agents and employees (the “Indemnitee”) that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall assume the defense of such Claim with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel and participate in the defense thereof at its own cost and expense. The indemnity obligation in this Article 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of any such matter shall relieve the Indemnitor of any liability to the Indemnitee under this Article 11 to the extent prejudicial to the Indemnitor’s ability to defend such action. The Indemnitee under this Article 11 shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by this indemnification.

11.5            Insurance. Each Party shall obtain and maintain insurance reasonably sufficient to cover its potential liability under this Agreement and shall provide evidence of such insurance to the other Party upon request.

11.6            Limitation of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM BREACH OF ARTICLE 12 HEREIN, ANY INDEMNIFICATION OBLIGATION UNDERTAKEN AS PART OF THIS AGREEMENT AND ANY MISAPPROPRIATION OR INFRINGEMENT BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES WHATSOEVER, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

***Certain Confidential Information Omitted

37

12.	CONFIDENTIALITY

12.1            Nondisclosure Obligations.

(a)              Except as otherwise provided herein, during the Term and for a period of […***…] thereafter, each Party (the “Receiving Party”) shall maintain the Confidential Information of the other Party (the “Disclosing Party”) in confidence and shall not disclose such Confidential Information to any Third Party or use such Confidential Information except in the performance of obligations or exercise of rights under this Agreement, including as authorized in this Article 12, or as specifically agreed in writing by the Disclosing Party.

(b)              The Receiving Party may disclose the Confidential Information of the Disclosing Party (i) to its Affiliates, licensees, permitted sublicensees, consultants, legal counsel, and outside contractors, to the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, in each case on the condition that such entities or persons agree in writing, prior to the disclosure, to keep the Confidential Information confidential on terms of similar scope to the terms of this Article 12, or (ii) to government or other Regulatory Authorities to the extent that such disclosure is reasonably necessary to (x) obtain and maintain Patents and authorizations related to the Product (including Regulatory Approvals and Reimbursement Approvals) or (y) Manufacture and distribute the Product.

(c)              The confidentiality provisions as set forth herein shall supersede and replace any previous confidentiality and/or non-disclosure agreements between the Parties with respect to the subject matter hereof and shall be deemed to cover all information disclosed or obtained by a Party under any previous confidentiality and/or non-disclosure agreements.

12.2            Exceptions. The obligation not to disclose and not to use Confidential Information shall not apply to any part of such Confidential Information that can be shown by written evidence: (a) is public or becomes publicly available, other than by acts of the Receiving Party or its Affiliates in contravention of this Agreement; (b) is disclosed to the Receiving Party or its Affiliates by a Third Party, provided that such Confidential Information was not obtained by such Third Party directly or indirectly from the Disclosing Party under an obligation to keep such Confidential Information confidential; (c) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates (unless such Confidential Information was previously disclosed under any previous confidentiality and/or non-disclosure agreement between the Parties); or (d) is independently developed by the Receiving Party or its Affiliates without breach of any of the provisions of this Agreement as demonstrated by applicable contemporaneous, detailed and complete documentation.

12.3            Disclosures Required by Law. In addition, the Receiving Party may make disclosures of Confidential Information of the Disclosing Party to the extent required to comply with Applicable Laws and Guidelines or a court or administrative order, provided that the Party who is required to make such disclosure (a) provides the other Party with prior written notice and (b) takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

***Certain Confidential Information Omitted

38

12.4            Press Releases; Disclosure of Agreement; Use of Name. The Parties may issue a joint press release announcing the execution of this Agreement, in such form as shall be mutually agreed upon by the Parties. Except as required by an order from a court or Regulatory Authority pursuant to Applicable Laws and Guidelines or as required by any self-regulatory organization of which a Party is a member, neither Party shall use the name of the other Party or disclose any of the terms and conditions of this Agreement in any other publicity or advertising without the prior written approval of the other Party. Notwithstanding the foregoing, in the event that either Party seeks to disclose the terms of this Agreement in a filing with any Regulatory Authority pursuant to Applicable Laws and Guidelines, such Party shall provide prompt written notice to the other Party and cooperate with the other Party to maintain the confidential treatment of the material terms of this Agreement to the extent reasonably possible. In addition to the foregoing, a Party may disclose the terms of this Agreement (but not other Confidential Information of the other Party): (a) in confidence to accountants, banks, investors and other financing sources and their respective advisors, and (b) in confidence to the other party (and its affiliates, attorneys, accountants, stockholders, investment bankers, advisors or other consultants) in a merger, acquisition, license or proposed merger, acquisition or license, or the like, provided that such disclosure is only to the extent reasonably necessary and limited to those entities obliged to keep the information confidential under terms of similar scope to the terms of this Article 12 and individuals who are bound by an obligation of confidentiality to their respective employers and who have a need to know such terms in the course of the performance of their duties.

No other press releases or publication of any nature shall be made that references the Product, any Clinical Trials, the results of any Clinical Trials, Development data, the use of the Product, the safety of the Product, or the efficacy of the Product, without the express written consent of both LBS and Newsoara, which shall not be unreasonably withheld.

12.5            Return of Confidential Information. Except as reasonably necessary to enjoy any rights under this Agreement that survive expiration or termination, upon the expiration or termination of this Agreement, the Receiving Party shall return or destroy all copies of the Disclosing Party’s Confidential Information and certify promptly in writing that it has done so, provided that the Receiving Party shall in all cases be entitled to retain one (1) copy of the Disclosing Party’s Confidential Information to monitor compliance with its obligations hereunder.

12.6            Disclosure of Newsoara Development Data. LBS shall have the right to disclose any and all Development data provided by Newsoara to LBS pursuant to Section 3.5 to the extent necessary for LBS to further Develop the Product.

12.7            Disclosure of LBS Development Data. Newsoara shall have the right to disclose any and all Development data provided by LBS to Newsoara pursuant to Section 3.5 to the extent necessary for Newsoara to further Develop the Product in the Territory consistent with this Agreement.

13.	DISPUTE RESOLUTION

13.1            Dispute Resolution. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. The Parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute (collectively, a “Dispute”) arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the Parties within […***…] after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of Newsoara and of LBS who are authorized to settle such Disputes on behalf of their respective companies (“Senior Executives”) and who, if possible, are not involved in the Dispute. The Senior Executives will meet for negotiations within […***…] of the end of the […***…] negotiation period referred to above, at a time, place and manner mutually acceptable to both Senior Executives. If the Dispute has not been resolved within […***…] after the end of the […***…] negotiation period referred to above (which period may be extended by mutual agreement), then such Dispute shall be subject to Section 13.2 below.

***Certain Confidential Information Omitted

39

13.2            Arbitration. Any Dispute arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any Dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules, if not resolved through the procedures set out in Section 13.1.

The place of arbitration shall be Hong Kong, the number of arbitrators shall be three. Each Party shall nominate an arbitrator, and the Party-nominated arbitrators shall agree upon the third arbitrator who will be the chair of the arbitration tribunal. The arbitration proceedings shall be conducted in the English language. The governing law of this Agreement shall be as set forth in Section 14.11 below.

14.	GENERAL PROVISIONS

14.1            Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 14.1 and shall be effective upon receipt by the address:

If to Newsoara:

Hengyi

[…***…]

***Certain Confidential Information Omitted

40

If to LBS:

Leading BioSciences

[…***…]

14.2            Entire Agreement Amendment. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements of the Parties with respect to the subject matter hereof and any confidentiality and/or nondisclosure agreements and term sheets entered by the Parties prior to the Effective Date. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

14.3            English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All notices and reports required or permitted to be given hereunder, and all written or other communications between the Parties regarding this Agreement or pursuant to this Agreement, shall be in the English language.

14.4            Force Majeure. Newsoara and LBS shall not be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure, including, without limitation, war, flood, lightning, drought, earthquake, fire, volcanic eruption, landslide, hurricane, cyclone, typhoon, tornado, explosion, civil disturbance, act of God or the public enemy, terrorist act, civil or military action, insurrection, epidemic, famine or plague, shipwreck, action of a court or public authority, strike, work-to-rule action, go-slow or similar labor difficulty, embargo or delay due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. The Party so affected shall give prompt written notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. If the circumstances of force majeure affect the other Party’s performance herein or delays performance for more than one hundred eighty (180) days, then the other Party may terminate this Agreement upon fifteen (15) days advance written notice with such termination to be effective as of the first day of such force majeure event.

14.5            Waiver. No waiver by either Party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy, respectively, on a future occasion.

14.6            Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that either Party may assign this Agreement without the consent of the other Party to an Affiliate or to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates, provided, however, this Agreement shall be assigned from Biolead Medical Technology Limited to FIJV automatically upon establishment of FIJV. As a condition to the effectiveness of any assignment of this Agreement, any permitted assignee shall assume and be bound by all obligations of its assignor under this Agreement. Notwithstanding anything to the contrary in this Agreement, the rights to any Patent or Know-How Controlled by an entity that is a permitted assignee, transferee or successor of a Party under this Agreement, or an entity who becomes an Affiliate of a Party during the Term (or any Affiliate of any such entity), whether such rights in any Patent or Know-How were developed prior to or after the transaction that was the basis for such assignment, transfer or succession or resulted in such entity becoming an Affiliate, shall be automatically excluded from the rights licensed to the other Party under this Agreement.

***Certain Confidential Information Omitted

41

14.7            Binding Effect. This Agreement shall inure to the benefit of and be binding on the Parties and their successors and permitted assigns.

14.8            Severability. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country. Should one (1) or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one (1) or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

14.9            Headings; Interpretation. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

14.10          Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor and shall have not right to act for or bind the other Party in any way.

14.11          Governing Law. It is the Parties’ intent that the governing law of this Agreement shall be the law of the state of New York, United States of America, without reference to its conflicts of laws provisions. Both Parties acknowledge and agree that the U.N. convention on the International Sale of Goods shall not apply to this Agreement.

14.12          Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

[Signature Page Follows]

42

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the Effective Date.

LEADING BIOSCIENCES, INC.

By:	/s/ Thomas M. Hallam
	Name:	Thomas M. Hallam, PhD
	Title:	Chief Executive Officer

BIOLEAD MEDICAL TECHNOLOGY LIMITED

By:	/s/ LI Yuan Nian
	Name:	LI Yuan Nian (Benny), PhD
	Title:	CEO

43

Appendix A

Patents

[…***…]

***Certain Confidential Information Omitted

44

Appendix B

Product

[…***…]

***Certain Confidential Information Omitted

45

CONFIRMATORY AGREEMENT AND AMENDMENT

This confirmatory agreement and amendment (this “Confirmatory Agreement”) is made and entered into as of the 27th day of November, 2018 (the “Effective Date”) by and among Leading BioSciences, Inc., a corporation organized under the laws of Delaware having its office at 5800 Armada Drive, Ste. 210, Carlsbad, CA 92008 (“LBS”), Biolead Medical Technology Limited, a limited company organized under the laws of the Hong Kong (“Biolead”) and Newsoara Biopharma Co., Ltd., a company organized under the laws of China, having a business address at Room 302-22, Building No. 1, 800 Na Xian Road, Shanghai Free Trade Zone, China (“Newsoara”). LBS, Biolead, and Newsoara are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, LBS and Biolead entered into a co-development and distribution agreement having an Effective Date of 27 February 2018 (the “Previous Agreement”).

WHEREAS, Biolead intended to establish a foreign invested joint venture (“FIJV” or “Newsoara”) in the People’s Republic of China to take over the rights granted by LBS and corresponding obligations and liabilities under the Previous Agreement.

WHEREAS, Newsoara had not been established as of the Effective Date of the Previous Agreement.

WHEREAS, Newsoara was established on 8 March 2018.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.            DEFINITIONS

In this Confirmatory Agreement, capitalized terms which are not otherwise defined herein shall have the meaning given in the Previous Agreement, unless the context otherwise requires. In addition:

“Effective Date” shall have the meaning set forth in Preamble.

“Newsoara” shall have the meaning set forth in Preamble and, as used herein, is interchangeable with the term “FIJV”.

“Party” and “Parties” shall have the meaning set forth in Preamble.

“Confirmatory Agreement” shall have the meaning set forth in Preamble.

“Previous Agreement” shall have the meaning set forth in Preamble.

2.            RIGHTS, OBLIGATIONS AND LIABILITIES

The Parties confirm and agree that the Previous Agreement has been assigned from Biolead to Newsoara automatically upon establishment of Newsoara according to Section 14.6 of the Previous Agreement. The Parties further confirm and agree that (a) Newsoara has been assigned the rights granted by LBS and assumed all obligations and liabilities under the Previous Agreement and (b) Newsoara now replaces Biolead as the party of the Previous Agreement.

1

2.            UPFRONT PAYMENT

The Parties agree to amend Section 5.1 of the Previous Agreement by replacing it with the following section:

5.1 Upfront Payment. Newsoara shall pay to LBS an “Upfront Payment” of One Million United States Dollars (US $1,000,000) on or before […***…]. Unless otherwise set forth in this Agreement, such payments/deposits shall not be refundable or returnable (and shall be paid even if this Agreement terminates), nor shall the payments be creditable against other payments.

3.            GENERAL PROVISIONS

This Confirmatory Agreement is governed by the laws of the State of New York, United States of America, without reference to its conflicts of laws provisions. The U.N. convention on the International Sale of Goods shall not apply to this Agreement.

Any disputes, claims, or proceedings between the Parties relating to the validity, construction or performance of this Confirmatory Agreement shall be subject to the non-exclusive jurisdiction of Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules as current on the date of the commencement of the arbitration. The place of arbitration will be Hong Kong, the arbitration proceedings will be conducted in the English language, and the governing law will be that set forth herein.

The clarifications of, and amendments to, the Previous Agreement under this Confirmatory Agreement shall be considered as having effect as of the date of the Previous Agreement.

The terms and conditions of this Confirmatory Agreement represent the entire agreement between the Parties relating to the assignment and novation of the Previous Agreement, and except as otherwise supplemented or amended by this Confirmatory Agreement, all other terms of the Previous Agreement shall remain in full force and effect. If there is any discrepancy between this Confirmatory Agreement and the Previous Agreement, this Confirmatory Agreement shall prevail.

No modification or amendment of this Confirmatory Agreement will be effective unless in writing, specifically referring hereto, and signed by all Parties.

[Signature Page Follows]

***Certain Confidential Information Omitted

2

IN WITNESS WHEREOF, the Parties hereto have each caused this Confirmatory Agreement to be duly executed as of the Effective Date.

LEADING BIOSCIENCES, INC.

By:	/s/ Thomas M. Hallam
	Name:	Thomas M. Hallam, Ph.D.
	Title:	Chief Executive Officer

BIOLEAD MEDICAL TECHNOLOGY LIMITED

By:	/s/ LI Yuan Nian
	Name:	LI Yuan Nian (Benny), Ph.D.
Title:

NEWSOARA BIOPHARMA CO., LTD.,

By:	/s/ LI Yuan Nian
	Name:	LI Yuan Nian (Benny), Ph.D.
Title:

3